Exhibit 4.4

AMENDMENT TO THE FIRST SUPPLEMENTAL INDENTURE

AMENDMENT TO THE FIRST SUPPLEMENTAL INDENTURE (this “Amendment”), dated as of July 21, 2014, among Samson Resources Corporation, a Delaware corporation (the “Guaranteeing Parent”), a direct parent company of Samson Investment Company (or its permitted successor), a Nevada corporation (the “Issuer”), the Issuer and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 8, 2012, providing for the issuance of 9.750% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Parent may execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Parent shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Parent Guarantee”);

WHEREAS, the Guaranteeing Parent has heretofore executed and delivered to the Trustee the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of January 29, 2013, providing for the Parent Guarantee;

WHEREAS, the Issuer and the Guaranteeing Parent agree that it is in their best interests to clarify the scope of the Parent Guarantee contained in the First Supplemental Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Parent, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Indenture.

2. AMENDMENT. Section 2 of the First Supplemental Indenture shall be deleted in its entirety and replaced with the following:

“2. AGREEMENT TO GUARANTEE. The Guaranteeing Parent hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article Twelve thereof; provided, however, that the Guaranteeing Parent shall not be entitled to the provisions of Section 1208 of the Indenture.”

3. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. COUNTERPARTS. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parent and the Issuer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SAMSON RESOURCES CORPORATION, as Guaranteeing Parent

By:	/s/ Philip W. Cook
Philip W. Cook
Executive Vice President and Chief Financial Officer

SAMSON INVESTMENT COMPANY,
as Issuer

By:	/s/ Philip W. Cook
Philip W. Cook
Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President